EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 relating to the Ecology and Environment, Inc. 2007 Stock Award Plan, of our report dated October 28, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48 “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” effective August 1, 2007) relating to the consolidated financial statements and financial statement schedule appearing in the Annual Report on Form 10-K of Ecology and Environment, Inc. for the fiscal year ended July 31, 2008.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania

March 24, 2009